Exhibit (d)(3)

May 20, 2025

Transom Axis AcquireCo, LLC
c/o Transom Capital Group, LLC
100 North Pacific Coast Highway, Suite 1725
El Segundo, CA 90245

Re:	Equity Financing Commitment

Ladies and Gentlemen:

This letter agreement (this “Agreement”) sets forth the commitment of Transom Capital Fund IV, L.P., a Delaware limited partnership (the “Equity Investor”), on the terms, and subject to the conditions, set forth herein, to purchase, or cause to be purchased, directly or indirectly, equity or debt securities of Transom Axis AcquireCo, LLC, a Delaware limited liability company (“Parent”). It is contemplated that pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among SigmaTron International, Inc., a Delaware corporation (the “Company”), Parent, Transom Axis MergerSub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), (i) Parent has agreed to cause Merger Sub to commence a tender offer (as it may be extended or amended from time to time as permitted under, or required by, the Merger Agreement, the “Offer”), to acquire each share of Common Stock (each, a “Share”) issued and outstanding immediately prior to the Effective Time, other than Excluded Shares, for $3.02 per share, net to the holder of such Share in cash, without interest (as such amount may be amended or adjusted in accordance with the terms of the Merger Agreement, the “Offer Price”), upon the terms and subject to the conditions of the Merger Agreement, and (ii) following the consummation of the Offer, upon the terms and subject to the conditions of this Agreement and in accordance with Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent (the “Merger”).  Capitalized terms used, but not otherwise defined, herein shall have the meaning ascribed to them in the Merger Agreement.

1.           On the terms, and subject to the conditions, set forth herein, the Equity Investor hereby commits to purchase, or cause to be purchased, directly or indirectly, at or immediately prior to the Offer Acceptance Time, equity or debt securities of Parent for an aggregate purchase price in cash, in immediately available funds, equal to the aggregate amount of $95,000,000 (the “Commitment”), solely for the purpose of allowing Parent and Merger Sub to fund the Required Amounts, on the terms, and subject to the conditions, set forth in the Merger Agreement. On the terms, and subject to the conditions, set forth herein (including, for the avoidance of doubt, the conditions set forth in paragraph 2 below), the Equity Investor will fund the Commitment or cause the Commitment to be funded, directly or indirectly, at or immediately prior to the Offer Acceptance Time in connection with the substantially simultaneous issuance to the Equity Investor, directly or indirectly, of equity or debt securities of Parent.  Notwithstanding anything to the contrary in this Agreement or in any other document or agreement, (i) the cumulative liability of the Equity Investor under this Agreement or otherwise related to the Offer, the Merger or the other transactions contemplated by the Merger Agreement shall not exceed the Commitment, (ii) the Commitment shall be reduced, on a dollar-for-dollar basis, in the event that the conditions to the Offer are satisfied and the Offer Acceptance Time occurs but the Closing is not consummated to account for the reduction of shares of Common Stock that were not acquired in the Merger, (iii) the Commitment shall be reduced, on a dollar-for-dollar basis, if the amount necessary to discharge Parent’s and Merger Sub’s obligations with respect to the Required Amounts is less than the Commitment, including after taking into account any other cash contributions, directly or indirectly, actually made to Parent at or prior to the Closing (including, for the avoidance of doubt, any available debt or other financing sources) and (iv) the Equity Investor may allocate all or any portion of its share of the Commitment to one or more other Persons (including one or more affiliated investment funds, limited partners and/or co-investors), and the Equity Investor’s obligation to fund its portion of the Commitment hereunder will be reduced on a dollar-for-dollar basis by any amounts actually funded to Parent, directly or indirectly, by any such Person(s) at or prior to the Closing.

2.          The Equity Investor’s obligations under this Agreement, including the obligation of the Equity Investor to fund the Commitment, shall be conditioned upon (a) the execution and delivery of the Merger Agreement, (b) the satisfaction or, to the extent permitted by applicable Law, written waiver by Parent (with the prior written approval of the Equity Investor) of each of the conditions to Parent and Merger Sub’s obligation to consummate the Offer under Annex 1 of the Merger Agreement as of the expiration of the Offer (other than those conditions that by their nature are to be satisfied at the expiration of the Offer, but subject to the satisfaction or waiver by Parent (to the extent permitted thereunder and with the prior approval of the Equity Investor) of such conditions), and (iii) the substantially contemporaneous consummation of the Offer at the Offer Acceptance Time (assuming funding of the Commitment) in accordance with the terms of the Merger Agreement.

3.          The Equity Investor’s obligations under this Agreement, including the obligation of the Equity Investor to fund the Commitment, will terminate automatically and immediately, and Parent and the Company will each automatically and immediately have no further rights under this Agreement, upon the earliest to occur of (a) the occurrence of the Offer Acceptance Time and the Effective Time, the consummation of the Offer and the Merger, and the funding in full of the Required Amounts, (b) the valid termination of the Merger Agreement in accordance with the terms thereof or (c) the Company or any Company Related Party (or any Person claiming by, through or on behalf or for the benefit of the Company or any Company Related Party), asserting, filing or otherwise commencing any Action (other than any Retained Claim (as defined below) that is specifically permitted against the party(ies) with respect to which such claim is a Retained Claim) (i) against Parent, the Equity Investor or any Equity Investor Affiliate under or in connection with or otherwise related to the Merger Agreement, this Agreement, the Guarantee or the other Transaction Documents or the transactions contemplated hereby or thereby or (ii) that any of the provisions of this Agreement are illegal, invalid or unenforceable in whole or in part or the limitations on the Equity Investor’s, Parent’s or any Equity Investor Affiliate’s liabilities or obligations herein are illegal, invalid or unenforceable in whole or in part or that the Equity Investor is liable in excess of the Commitment or (d) the occurrence of any event which, by the terms of the Guarantee, is an event that terminates the Equity Investor’s obligations or liabilities under the Guarantee.  Paragraphs 3, 6, 14 and 15, this paragraph 4 and paragraphs 10, 11 and 16 (to the extent related to any of the foregoing) shall remain in full force and effect, notwithstanding any termination of this Agreement.

4.          The rights and obligations of Parent hereunder shall not be, in whole or in part, assignable by Parent without the Equity Investor’s prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of the Equity Investor and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment (provided that if such consent is given, then references herein to Parent shall be deemed to refer to, either individually or together with Parent, such permitted assignee, as the context so requires in light of the rights and/or obligations so assigned).  The Equity Investor may assign all or any portion of its rights or obligations hereunder (including all or any portion of its obligation to fund the Commitment hereunder) to any other Person without the prior written consent of Parent or any other Person; provided that no such assignment by the Equity Investor of any of its obligations hereunder shall relieve the Equity Investor of any of its obligations hereunder except to the extent actually performed. Any assignment in violation of the preceding two sentences shall be null and void. This Agreement, together with the Merger Agreement, the Guarantee (in each case, to the extent referenced herein), and the other Transaction Documents, constitutes the entire agreement solely between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or between the parties hereto, written or oral, with respect to such subject matter subject to the terms herein.

5.

(a)        Except for the provisions of this Agreement which reference Equity Investor Affiliates (each of which shall be for the benefit and enforceable by each Equity Investor Affiliate) and the rights of the Company expressly set forth in this paragraph 5(a) and paragraph 10, this Agreement shall inure to the benefit of and be binding upon Parent and the Equity Investor and the parties hereto hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with, and on the terms, and subject to the conditions, set forth in, this Agreement, and this Agreement is not intended to, and does not, confer upon any Person, other than the parties hereto and any Equity Investor Affiliate, any rights or remedies hereunder, including, without limitation, the right to rely upon any of the representations and warranties set forth herein. Notwithstanding the forgoing, the Equity Investor acknowledges and agrees that if, and only if, (i) the Company is entitled to seek specific performance pursuant to, and in accordance with, Section 9.6 of the Merger Agreement to enforce the obligation of Parent and Merger Sub to consummate the Offer and the Merger, including the obligation of Parent to enforce the obligations of the Equity Investor under this Agreement), and (ii) the conditions set forth in paragraph 2 have been and continue to be satisfied or waived, then the Company shall have the right, as an intended and express third party beneficiary, in accordance with, and on the terms, and subject to the conditions, in this Agreement, to enforce this Agreement in order to cause the Equity Investor to fund the Commitment hereunder (the “Specific Performance Rights”). The Specific Performance Rights, the Company’s express third party beneficiary rights in paragraph 10, and the other Retained Claims that are specifically permitted against the party(ies) with respect to which such claims are Retained Claims are, and shall be, the sole and exclusive direct or indirect rights and remedies (whether at law or in equity) available to the Company and the Company Related Parties (or any Person claiming by, through, or on behalf or for the benefit of the Company or any Company Related Party) against Parent, the Equity Investor or any Equity Investor Affiliate with respect to any claim (whether sounding in contract or tort, under statute or equity or otherwise) arising under or related to the Merger Agreement, this Agreement, the Guarantee or the other Transaction Documents or the transactions contemplated hereby or thereby, including, without limitation, any related negotiations or in connection with any breach or alleged breach by Parent of any representation, warranty, covenant, agreement or obligation under or related to the Merger Agreement (whether or not any such breach or alleged breach is caused by the Equity Investor’s breach of its obligations under this Agreement or otherwise) or any breach or alleged breach by the Equity Investor of any representation, warranty, covenant, agreement or obligation under or otherwise related to the Guarantee or this Agreement.

(b)       This Agreement may only be enforced by Parent at the direction of the Equity Investor, by the Company pursuant to the Specific Performance Rights in accordance with, and on the terms, and subject to the conditions, set forth in, this Agreement or by the Company pursuant to its express third party beneficiary rights in paragraph 10 in accordance with, and on the terms, and subject to the conditions, set forth in, this Agreement. Neither Parent’s creditors (other than the Company as a third-party beneficiary to the limited extent expressly provided herein) nor any Person claiming by, through or on behalf or for the benefit of Parent, the Company, or any Affiliate thereof shall have any right to enforce this Agreement or to cause Parent to enforce this Agreement. Notwithstanding anything to the contrary in this Agreement, Merger Agreement, any other the Transaction Document or any other agreements, instruments and certificates entered into in connection with the transactions contemplated by this Agreement, the Merger Agreement, or otherwise, although the Company may, subject in all respects to Section 8.2, Section 8.3, and Section 9.6 of the Merger Agreement (and, in each case, the limitations set forth herein or therein), pursue both (i) grant of specific performance, and (ii) payment of monetary damages pursuant to Section 8.2 of the Merger Agreement, under no circumstances will the Company, directly or indirectly, be permitted or entitled to receive both a grant of specific performance or other equitable relief to cause the Commitment to be funded (whether under this Agreement or the Merger Agreement) and the occurrence of the Offer Acceptance Time or the Closing, on the one hand, and payment of monetary damages (including monetary damages in lieu of specific performance) whatsoever, on the other hand.

(c)        Concurrently with the execution and delivery of this Agreement, the Equity Investor is executing and delivering to the Company a limited guarantee of even date herewith (the “Guarantee”) related to certain obligations of Parent and Merger Sub under the Merger Agreement that are not addressed by this Agreement.

6.           Notwithstanding anything to the contrary in this Agreement or in any other document or agreement, each party hereto and the Company, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no Person, other than Parent and the Equity Investor, has obligations hereunder and that, notwithstanding that the Equity Investor may be a limited partnership, limited liability company, exempt company or similar entity, no Person has any remedy, recourse or right of recovery against, or contribution from Parent, the Equity Investor or any Equity Investor Affiliate, whether through the Equity Investor, Parent or otherwise, whether by or through attempted piercing of the corporate (or limited liability company, partnership or other) veil or other action, by the enforcement of any assessment or by any legal or equitable Action, by virtue of any statute, regulation or applicable Law, by or through a claim by or on behalf of the Equity Investor or Parent against the Equity Investor or any Equity Investor Affiliate, or otherwise, under or in respect of this Agreement, the Merger Agreement, the Guarantee and/or any of the other Transaction Documents, and/or the transactions contemplated hereby and/or thereby, except for Parent’s rights against the Equity Investor, the Company’s Specific Performance Rights and the Company’s express third party beneficiary rights pursuant to paragraph 10, in each case, in accordance with, and on the terms, and subject to the conditions, set forth in, this Agreement, and the other Retained Claims that are specifically permitted against the party(ies) with respect to which such claims are Retained Claims. For the avoidance of doubt, neither the Equity Investor nor any Equity Investor Affiliate is a party to, or has any obligations under, the Merger Agreement.

7.           Except as expressly set forth in paragraph 5 and paragraph 10, this Agreement is solely for the benefit of Parent and the Equity Investor and is not intended to, nor does it, confer any benefits on, or create any rights or remedies in favor of, any Person other than Parent and the Equity Investor.

8.         Each party hereto acknowledges and agrees that (a) this Agreement is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this Agreement nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise, and (b) the obligations of the Equity Investor under this Agreement are solely contractual and not fiduciary in nature.

9.         Each of Parent, on one hand, and the Equity Investor, on the other hand, severally (and not jointly or jointly and severally), hereby represents and warrants with respect to itself to the other that (a) it is duly organized and validly existing under the laws of its jurisdiction of organization or formation, as applicable, (b) it has all limited partnership, limited liability company, corporate or other organizational power and authority to execute and deliver, and perform its obligations under, this Agreement, (c) the execution and delivery of, and performance of its obligations under, this Agreement by it has been duly and validly authorized and approved by all necessary limited partnership, limited liability company, corporate or other organizational action by it, (d) this Agreement has been duly and validly executed and delivered by it and, assuming due and valid authorization, execution and delivery by the other parties hereto, constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms of this Agreement, except as limited by any Enforceability Exceptions, (e) except for such notices, filings, authorizations approvals or consents with or to a Governmental Entity contemplated by the Merger Agreement to be obtained or made after the date hereof or as would not materially and adversely affect the ability of the Equity Investor or Parent, as applicable, to perform its obligations hereunder, all notices, filings, authorizations, approvals or consents with or to any Governmental Entity necessary for the due execution and delivery of, and performance of its obligations under this Agreement by it have been obtained or made and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution and delivery of, or performance of its obligations under this Agreement and (f) except, in the case of clause (iii), as would not materially and adversely affect the ability of the Equity Investor or Parent, as applicable, to perform its obligations hereunder, the execution and delivery of, and performance of its obligations under, this Agreement by it does not (i) violate its organizational documents, (ii) violate any applicable Law binding on it or its assets or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any contract to which it is a party. The Equity Investor hereby represents and warrants to Parent that it has uncalled capital commitments (or otherwise has available funds or sources of available funds) to fund the Commitment when and as required hereunder, and such funds shall be available to the Equity Investor for so long as this Agreement remains in effect.

10.         This Agreement may not be amended, restated, supplemented or otherwise modified, and no provision hereof may be waived, amended or otherwise modified, except by an instrument in writing signed by the Equity Investor and Parent; provided, however, that any such amendment, restatement, supplement or modification of this Agreement that would reasonably be expected to (a) adversely affect the express rights of the Company pursuant to paragraph 5(a) or in this paragraph 10, (b) have any of the effects described in Section 6.11(a) of the Merger Agreement or (c) materially delay or otherwise materially and adversely affect the ability of Parent to consummate the Offer when required pursuant to Section 1.1 of the Merger Agreement or to consummate the Merger when required pursuant to Section 2.2 of the Merger Agreement, shall also require the Company’s written consent. The Company is an intended and express third-party beneficiary of its rights set forth in the immediately preceding sentence.

11.

(a)          This Agreement, and all Actions (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any Action based upon, arising out of, or related to any transaction contemplated by this Agreement, any representation or warranty made in or in connection with this Agreement, or as an inducement to enter into this Agreement) (a “Dispute”), shall be governed by and enforced and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.  In addition, each of the parties hereto irrevocably agrees that any Dispute shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).

(b)         Each of the parties hereto hereby irrevocably submits with regard to any Dispute for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Dispute in any court other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Dispute, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the Dispute in such court is brought in an inconvenient forum, (B) the venue of such Dispute is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  Each party hereto irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 11(b) in the manner provided for notices in paragraph 12.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

(c)          EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY DISPUTE.  EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 11.  EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.

12.        Any notice required to be given hereunder must be in writing, and will be deemed to have been duly delivered and received hereunder upon delivery after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or immediately if delivered by hand or by e-mail transmission (as long as no notice of failure of delivery is received), in each case addressed as follows:

if to the Equity Investor, to:

c/o Transom Capital Group, LLC
100 North Pacific Coast Highway, Suite 1725
El Segundo, CA 90245
Attn:	Conor Davenport
Travis Baker
Russ Roenick
Email:	[***]

with a copy (which shall not constitute notice) to:

Kirkland and Ellis LLP
601 Lexington Avenue
New York, NY 10011
Attn:	Marshall P. Shaffer, P.C.
Andrew Norwich
Email:	[***]
and

Kirkland and Ellis LLP
333 West Wolf Point Plaza
Chicago, IL 60654
Attn:	Martin A. DiLoreto, Jr., P.C.
Email:	[***]

if to Parent, to:

c/o Transom Capital Group
100 North Pacific Coast Highway, Suite 1725
El Segundo, CA 90245
Attn:	Conor Davenport
Travis Baker
Russ Roenick
Email:	[***]

with a copy (which shall not constitute notice) to:

Kirkland and Ellis LLP
601 Lexington Avenue
New York, NY 10011
Attn:	Marshall Shaffer, P.C.
Andrew Norwich
Email:	[***]
and

Kirkland and Ellis LLP
333 West Wolf Point Plaza
Chicago, IL 60654
Attn:	Martin A. DiLoreto, Jr., P.C.
Email:	[***]

or to such other address as a party shall specify by written notice so given.  Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later.  Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.  Any notice received at the addressee’s location, or by e-mail at the addressee’s e-mail address, on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day.

13.        This Agreement and any amendments hereto may be executed in counterparts (including by facsimile, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document), each of which shall be an original, with the same effect as if the signatures thereto and hereto were original signed versions upon the same instrument delivered in person.  This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, facsimile, electronic mail or otherwise as authorized by the prior sentence) to the other parties (and validly released from escrow, if such signed counterparts were delivered to the other parties in escrow).  No party may raise the use of any such electronic delivery or electronic signature as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

14.         Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. Notwithstanding the foregoing, this Agreement may not be enforced without giving effect to the limitation of the amount payable hereunder in respect of the Commitment as provided in paragraph 1 or to the provisions of paragraphs 2, 3, 4, 5(a), 5(b), 6 or 7 or this paragraph 14. No party hereto shall assert, and each party hereto shall cause its respective representatives not to assert, that this Agreement or any part hereof is invalid, illegal or unenforceable.

15.         The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

16.        For purposes of this Agreement, (a) “Equity Investor Affiliate” means, with respect to any Equity Investor, (i) the Equity Investor’s former, current or future Affiliates, (ii) any former, current or future general or limited partners, stockholders, holders of any equity, partnership or limited liability company interest, officers, members, managers, directors, employees, agents, principals, controlling Persons, management companies, portfolio companies, Affiliates, lenders or prospective lenders, lead arrangers, arrangers, other financing sources or prospective financing sources or other Representatives of the Equity Investor or of any of the other Persons described in sub-clause (i), or (iii) any successor, heir or assignee of the Equity Investor or any the foregoing Persons described in sub-clause (i) or (ii), (b) “Representatives” of any Person means such Person’s Affiliates and its and their respective direct and indirect equity holders, controlling Persons, limited partners, general partners, directors, officers, employees, members, managers, advisors, agents or other representatives and (c) “Retained Claims” means, collectively, claims by (i) the Company against Parent and/or Merger Sub under, and in accordance with the terms of, the Merger Agreement, (ii) any party to the Confidentiality Agreement against any other party thereto with respect to breaches thereof under, and in accordance with the terms of, the Confidentiality Agreement, (iii) the Company against Parent, Merger Sub and/or the Equity Investor pursuant to its express Specific Performance Rights under, and in accordance with the terms of, this Agreement, (iv) the Company against Parent and/or the Equity Investor pursuant to paragraph 10 with respect to its express third party beneficiary rights therein under, and in accordance with the terms of, this Agreement, and (v) the Company against the Equity Investor under, and in accordance with the terms of, the Guarantee.

* * * * * * *

If this Agreement is agreeable to you, please so indicate by signing in the space indicated below.

Very truly yours,

TRANSOM CAPITAL FUND IV, L.P.

By:
Name:
Title:

[Signature Page to Equity Commitment Letter]

Accepted and agreed as of the date first written above

TRANSOM AXIS ACQUIRECO, LLC

By:
Name:
Title:

[Signature Page to Equity Commitment Letter]